Exhibit 99.1

RBB Bancorp New Chair of the Board

Los Angeles, CA, May 15, 2024 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (the “Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced that at their Organizational Board of Director meetings held on May 15, 2024, after the Company annual shareholder meeting, Ms. Christina Kao has been unanimously appointed as the new Chair of the Board for the Company. Dr. James Kao, Chair of the Board for the past three years of RBB Bancorp and the Bank, will remain on the Boards of Directors and serve as chair of the new Enterprise Risk Committee.

Dr. Kao stated: “The Management Team and the Board of Directors have worked diligently toward remediating any deficiencies and in many instances have exceeded requirements. I would like to express my sincere appreciation to all employees, the members of the Board of Directors, and Management Team members for their contributions. The Company is well-positioned to deliver on its commitments to its customers, communities, employees and shareholders in the years ahead.”

Ms. Christina Kao commented: "I appreciate the contributions and resilience of our team members and the patience of our stakeholders. Looking to the future, I am confident that our strong internal foundation will help achieve our strategic objectives."

Ms. Kao has been director of the Company since 2019, and she has served as Compensation Committee Chair; Nominating and Corporate Governance Chair; and she has served on the Audit; Asset Liability Management; Directors Loan; Community Reinvestment Act; and Information Technology and Security committees. Ms. Kao has been an integral part of the reconstitution of the Boards of Directors and management, spearheading improved governance. Ms. Kao is a local business owner in Las Vegas, Nevada since 2017. From 2009 to 2017, Ms. Kao worked in purchasing, marketing, and new business development for leading chemical and material science corporations, such as Solvay, Dow Chemical, and DuPont. Prior to 2009, she was a consultant and CFO for a non-profit engineering consulting firm, and she has also consulted for a biotech start-up specializing in diagnostics and a food start-up. Ms. Kao holds a B.S. in Chemical Engineering from Virginia Commonwealth University and an M.B.A. from Harvard Business School.

Contact: Lynn Hopkins, Chief Financial Officer
(657) 255-3282
lhopkins@rbbusa.com